Exhibit 10.4
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 7th day of April, 2025 (the “Effective Date”), by and among Liberty Global Holdings Ltd., a private limited company organized under the laws of England and Wales, and Liberty Global, Inc., a Delaware corporation (together, the “Company”), and Michael T. Fries (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Parties are party to an amended and restated employment agreement, dated as of April 30, 2019 (the “Prior Agreement”), pursuant to which the Executive is employed as the President and Chief Executive Officer of the Company’s publicly listed parent company, Liberty Global Ltd., a Bermuda exempt company limited by shares (the “Liberty Global Parent”), and the Parties desire to amend and restate the Prior Agreement in order to, among other matters, extend the term thereof, on the terms and conditions set forth herein.
NOW, THEREFORE, the Parties agree as follows:
1.Title. The Company hereby employs the Executive, and the Executive agrees to serve as President and CEO of Liberty Global Parent, on the terms and conditions hereinafter set forth.
2.Employment Term. The Executive’s employment by the Company pursuant to this Agreement commenced effective as of the Effective Date and will continue through December 31, 2028 (the “Initial Term”), unless terminated earlier pursuant to Paragraph 9 hereof; provided, however, that the Employment Period will automatically be extended for a one-year period on December 31, 2028 (and on each anniversary of such date thereafter) (each a “Renewal Term”), unless either Party provides the other Party with written notice at least 180 days prior to December 31, 2028 (or 180 days prior to each December 31st thereafter) of its intention not to further extend the Employment Period (the Initial Term and each subsequent Renewal Term, if any, shall constitute the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”
3.Duties. The Executive shall report directly and solely to the Board of Directors of Liberty Global Parent (the “Board”). The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and Chief Executive Officer (“CEO”), including the supervision and responsibility for all operations and management of Liberty Global Parent and its subsidiaries (each, a “Company Entity” and, collectively, the “Company Entities”) and its material joint ventures (as hereinafter defined). So long as he is a member of the Board and the Executive Committee of the Board (or a successor committee of the Board with similar powers and responsibilities) is in existence, the Executive shall be a member of the Executive Committee of the Board (or a successor committee of the Board with similar powers and responsibilities). Liberty Global Parent intends that the Executive shall also be a member of the Board. During the Employment Period, the Board shall not give another employee a title which includes the word “chairman,” except to the extent the current Chairman of the Board becomes an employee. The Executive shall be the most senior executive having management responsibilities for the assets and day-to-day operations of the Company Entities. The Executive shall work under the direction and control of the Board. The Executive agrees to render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws, rules and policies of the Company Entities. The Executive shall be subject to all of policies of the Company Entities. For purposes of this Agreement, “Material Joint Venture” shall mean any entity (i) in which any Company Entity owns fifty percent or more by vote or value and (ii) for which Liberty Global Parent names such entity as a non-consolidated reportable segment in its quarterly filings with the Securities and Exchange Commission.
4.Compensation.
(a)Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), to be paid on the same payroll cycle as other U.S.-based executive officers of the Company (which shall be not less than bi-monthly), at an annual rate of Three Million Dollars ($3,000,000), effective as of January 1, 2025. The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.
(b)Annual Bonus. For each calendar year ending during the Employment Period (or as otherwise specifically provided in Paragraph 9 following termination of employment), beginning 2025, the Executive will be eligible to earn an “Annual Bonus,” provided the Executive remains employed under this Agreement throughout the calendar year (or as otherwise specifically provided in Paragraph 9 following termination of employment). The Executive’s target Annual Bonus opportunity for calendar year 2025 is Thirteen Million Dollars ($13,000,000), which will be reviewed annually by the Compensation Committee and may be adjusted upward (but not downward). No portion of the Annual Bonus shall be guaranteed.
The Annual Bonus shall be subject to the terms and conditions established by the Compensation Committee with respect to Liberty Global Parent’s annual incentive program, including any recoupment provision, and shall be paid in the calendar year following the year of performance, in accordance with past practice, but in no event later than March 15 of such following year.
The Executive will have the right to participate in Liberty Global Parent’s SHIP plan or other plan providing for payment of Annual Bonus in shares of Liberty Global Parent’s capital stock on similar terms to other employees. If the Executive so participates, Liberty Global Parent will issue the subject shares in Class A shares and Class C shares in the same ratio as other employees (including for any premium shares earned under the SHIP plan) and the portion of the Annual Bonus payable in shares shall be deemed to be granted under the Incentive Plan; provided that (i) the Executive’s election to participate for any year shall be made after the end of the applicable bonus year and prior to March 1 of the following year and (ii) the Executive may elect to have all or any portion of such shares be delivered in Class B shares.

If the Executive elects to have all or any portion of such shares delivered in Class B shares, the maximum number of Class B shares that can be so delivered during the Term is the lesser of (x) Four Million (4,000,000) Class B shares (as may be adjusted for stock splits, combinations and the like) and (y) such number of new Class B shares that upon issuance to the Executive would constitute no more than fifteen percent (15%) of the total voting power of Liberty Global Parent; provided that, without approval from the Board, no Class B shares would be issuable to the Executive to the extent that, at the time of issuance, the collective voting power of the Executive and Mr. John Malone (and any entity in which either of them controls or has the authority to determine what assets are held in such entity), would have voting ownership attributed to them equal to or above fifty percent (50%) of the voting power of Liberty Global Parent. The rights to have Class B shares delivered to the Executive are personal to the Executive and may not be transferred or assigned directly or indirectly to any other person, except for estate planning purposes including, without limitation, family trusts.
(c)Annual Equity Awards. During the Employment Period, the Executive shall be granted annual equity awards under the terms of the Incentive Plan and the implementing award agreements in each year during the Employment Period, conditioned upon the Executive being employed by the Company on the applicable grant date therefore (the “Annual Equity Grant”). The Executive’s target equity value for the 2025 Annual Equity Grant is Sixteen Million Dollars ($16,000,000) (the “Annual Grant Value.”). The Annual Grant Value will be reviewed annually by the Compensation Committee and may be adjusted upward (but not downward). The Annual Equity Grant shall be granted in the same mix of performance-based restricted share units (“PSUs”) and share appreciation rights (“SARs”) (or other forms of equity awards or any other compensation settled in or based on equity of Liberty Global Parent or that replaces the Annual Equity Grant, in each case as determined by the Compensation Committee) and at the same time and on substantially the same terms and conditions as annual equity grants are made to Liberty Global Parent’s other senior executive officers (except as set forth in this Agreement); provided, that the Compensation Committee may determine at any time to provide that such Annual Equity Grants be made (all or in part) in Class B shares, subject to the right of the Executive to provide a Rebalance Notice thereafter.
(d)Other Equity Awards. During the Employment Period, the Executive shall be entitled to participate in other equity awards made available to senior executives under the terms of the Incentive Plan and the implementing award agreements, conditioned upon the Executive being employed by the Company on the applicable grant date therefor, including any future Challenge Grant (each a “Challenge Grant”).
(e)Rebalance Notice. The Executive may by written notice provided to the Company direct that any Class A shares and/or any Class B shares deliverable pursuant to any then unvested Annual Installment or other award in equity made pursuant to the Annual Bonus, an Annual Equity Award, the Challenge Grant or other equity award, be delivered (all or in part) in Class A shares, Class C shares or a combination of such classes in lieu of such Class A and/or such Class B shares, as the case may be, in which case Liberty Global Parent shall (unless otherwise agreed by the Company and the Executive) promptly equitably adjust the shares deliverable under the relevant forthcoming Annual Installment (or other award in equity) accordingly based on the fair market value of the relevant classes of shares on the date of vesting (provided that the value of Class B shares shall be deemed to be equal to the market value of Class A shares due to low volume trading of such Class B shares); provided that any such adjustment shall be done in a manner that complies with Section 409A and does not subject any equity award to Section 409A that was not subject to 409A prior to the adjustment. Any such notice is referred to as a “Rebalance Notice,” which shall be irrevocable, shall be delivered no later than one (1) day before the vesting of the equity award and shall state that it is a Rebalance Notice under this paragraph 4(e).
(f)Registration of Shares; Withholding.
(i)All awards granted as part of the Annual Equity Grants that are settled in shares or in which shares may be issued upon exercise of the award shall be settled in the form of Liberty Global Parent’s Class A shares, Class B or Class C shares, as applicable (as adjusted in accordance with the terms of the Incentive Plan for occurrences such as share splits, recapitalizations, etc., in order to maintain the expected economics of the Annual Equity Grants provided herein), registered on a Form S-8 under the Incentive Plan. Liberty Global Parent has reserved (and in the future will continue to reserve) sufficient shares under the Form S-8 to enable it to settle the Executive’s Annual Equity Grants with such shares. This provision shall not require the delivery of registered shares in settlement of any equity award if the Form S-8 registration has been suspended or otherwise is not in effect (for example, because all of Liberty Global Parent’s periodic information statements have not been timely filed).
(ii)The Company will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which Executive participates or as required to satisfy any valid lien or court order. The Compensation Committee will use reasonable efforts to enable the Executive to pay any taxes required to be withheld in respect of the settled equity-based awards either (i) by having Liberty Global Parent withhold from the shares delivered to the Executive a number of shares with a fair market value equal to such taxes, and/or (ii) to the extent the Compensation Committee reasonably believes to be appropriate for the Company’s cash flow requirements, through a contemporaneous broker-assisted sale of shares by the Executive.
(g)Working Abroad. If duties hereunder require the Executive to work abroad for extensive periods (other than in connection with ordinary course business travel), the Company agrees to provide such arrangements as may be appropriate to provide reasonable corporate housing for the Executive and other arrangements to facilitate equalization of expenses the Executive incurs as a result of such assignments.

In respect of his current working abroad arrangement in London, England, the Company will pay to the Executive an amount of Three Million Dollars ($3,000,000) annually, which amount will be reviewed annually and may be adjusted upward (but not downward) by the Compensation Committee in its discretion. The Executive shall be responsible for any and all taxes on any amounts received by Executive pursuant to this Section 4(g).
(h)Governmental Filings. If the grant of any equity based incentive awards pursuant to this Agreement or otherwise, or the issuance of any shares pursuant to any such award, results in notification filing obligations under the Hart-Scott-Rodino Antitrust Improvements Act or the Securities Exchange Act of 1934, the Company agrees to pay or reimburse the Executive for the filing fees and reasonable legal fees incurred in complying with such obligations.
5.Employee Benefits.
(a)During the Employment Period, the Executive shall be eligible to participate in all employee benefit plans and arrangements sponsored or maintained by the Company Entities for the benefit of its senior executive group, including, without limitation, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to vacation leave that is no less favorable than the vacation leave that the Executive was entitled to immediately prior to the Effective Date in accordance with Company Entity policy.
(b)The Company Entities will (i) provide the Executive with office space and such other facilities, support staff (Executive Assistant) and services suitable to his position, adequate for the performance of his duties and reasonably acceptable to the Executive and (ii) provide and pay all such reasonable expenses related to the Executive’s maintenance of home office facilities and the use of mobile technology in order to fulfill his duties and responsibilities during the Employment Period in a manner consistent with the Company Entities’ policies and practices as of the date hereof.
6.Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with the Company Entities’ written policies for its senior executive group. Executive shall be entitled to travel via any Company Entity aircraft, pursuant to Company Entities policies, or first class air transportation. The Executive or his designee shall manage and approve the business use of Company Entities aircrafts generally consistent with past practices and consistent with Company Entities policies as may be in effect from time to time.
7.Airplane. During the Employment Period, in addition to the other compensation payable under Paragraph 4 of this Agreement, the Executive shall be eligible to use the Company

Entities’ aircrafts, without reimbursement for up to one hundred and twenty-five (125) hours of personal use in each calendar year. In the event that the Executive exceeds one hundred and twenty-five (125) hours of personal use in the applicable calendar year, the Executive shall reimburse the applicable Company Entity for such personal use in accordance with the applicable Company Entity policy regarding airplane usage and the Executive’s Aircraft Time Sharing Agreement with the a Company Entity, dated as of August 23, 2011.
8.[Intentionally Omitted]
9.Termination. Notwithstanding the provisions of Paragraph 2 of this Agreement, the Executive’s employment under this Agreement and the Employment Period hereunder may terminate prior to the end of the Term under the following circumstances.
(a)Death. If not terminated earlier, the Executive’s employment under this Agreement and the Employment Period shall terminate upon the date of the Executive’s death. In such event, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company): (i) the Executive’s accrued but unpaid Base Salary through the date of termination, plus (ii) any Annual Bonus for a completed year which was earned but not paid as of the date of termination; plus (iii) any accrued but unused vacation leave pay as of the date of termination; plus (iv) any accrued vested benefits under the Company Entities’ employee welfare and tax-qualified and non-tax-qualified retirement plans, in accordance with the terms of those plans; plus (v) reimbursement of any business expenses in accordance with Paragraph 6 hereof ((i), (ii), (iii), (iv) and (v) hereinafter, the “Accrued Benefits”). In addition, (w) the Company shall pay an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s death, where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is three hundred and sixty-five (365), which amount shall be payable at the time the Company normally pays the Annual Bonus (the “Pro-Rata Bonus”); plus (w) the vesting and exercisability of any options or SARs shall be accelerated and all vested options and SARs granted under this Agreement or otherwise shall remain outstanding until the earlier of the fourth anniversary of the date of termination of employment and the expiration of the option or SAR, as applicable, by its original terms; plus (x) the vesting of any other non-performance based award granted as part of any Annual Equity Grant or Challenge Grant or otherwise shall be accelerated and such awards shall be settled in accordance with the applicable award agreements; plus (y) the vesting and settlement of any PSUs (or other performance based awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise which have been earned in respect of any performance period ending prior to the date of termination; plus (z) the Executive’s family may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the survivors of Company executives at Executive’s level in the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive’s family pursuant to Paragraph 5 (provided his family timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to the Executive’s family, or in other penalties applied to the Company, then the family shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay Executive’s surviving spouse, in a lump sum (or, if such lump sum would violate Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (clause (1) and (2), “Health Benefits Continuation”). If the Executive dies during the Employment Period and prior to the last day of the performance period for any PSUs (or other performance based awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise, then the Executive shall be entitled to a pro-rata portion of such PSUs (or other awards), based upon actual performance through the end of the year during which the Executive ceased providing services, with the number of PSUs (or other awards) earned, if any, to be prorated based on the number of days during the applicable performance period that the Executive was employed by the Company divided by the total number of days in such performance period. The achievement of the pre-determined metrics for the PSUs (or other awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise will be determined by the Compensation Committee at the end of the year during which the Executive ceased providing services and the earned PSUs (or other awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise, after proration as described in the prior sentence, shall be paid no later than March 15 of the year following the year during which the Executive ceased providing services.
(b)Cause. If not terminated earlier, the Executive’s employment under this Agreement and the Employment Period shall terminate upon the date specified in a written notice from the Board terminating the Executive’s employment for “Cause.” In such event, the Company shall pay to the Executive the Accrued Benefits and the Executive shall not be entitled to any other amounts under this Agreement.
The Company shall have “Cause” as a result of:
(i)Willful malfeasance by the Executive in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of the Agreement, as determined by the Board after investigation, notice to Executive of the charge and provision to the Executive of an opportunity to respond;
(ii)The Executive committing any act or becoming involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of Liberty Global Parent;

(iii)The Executive being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude; or
(iv)The Executive repeatedly or continuously refusing to perform his duties hereunder or to follow the lawful directions of the Board (provided such directions do not include meeting any specific financial performance metrics) and are consistent with his position as Liberty Global Parent’s Chief Executive Officer.
The Executive’s employment shall not be terminated for Cause under this subparagraph (b) unless the Company notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonable specificity the circumstances giving rise thereto, gives the Executive the opportunity, together with counsel, to be heard before the Board at a meeting of the Board called and held solely for such purpose, and provides the Executive a period of at least twenty (20) business days after the Executive is heard by the Board to cure, and the Executive has failed to effect such a cure within such period.
(c)Other than for Cause or for Good Reason. If not terminated earlier, the Executive’s employment under this Agreement and the Employment Period shall terminate upon the date specified in a written notice (A) from the Board terminating the Executive’s employment for any reason other than for Cause, the Executive’s death, the Executive’s Disability, (and in the event no date is specified in the notice, the termination shall be effective upon the date on which the notice is delivered to the Executive); or (B) from the Executive terminating his employment for “Good Reason.”
(i)In such event, the Company shall pay or provide to the Executive: (s) the Accrued Benefits; plus (t) a Pro-Rata Bonus, which amount shall be payable at the time the Company normally pays the Annual Bonus and subject to achievement of the applicable performance metric; plus (u) an amount equal to one-twelfth (1/12) of the average annualized Base Salary the Executive was earning in the calendar year of the termination of employment and the immediately preceding calendar year, multiplied by the applicable number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (v) an amount equal to one-twelfth (1/12) of the average Annual Bonus paid to the Executive for the immediately preceding two (2) performance years (regardless of when the Annual Bonus is actually paid), multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (w) continued expatriate benefits pursuant to Section 4(g) for a period equal to the lesser of twelve (12) months and the Executive’s repatriation to the United States; plus (x) the vesting and exercisability of any options or SARs granted under this Agreement or otherwise shall be accelerated and all vested options and SARs granted under this Agreement or otherwise shall remain outstanding until the earlier of the fourth anniversary of the date of termination of employment and the expiration of the option or SAR, as applicable, by its original terms, plus (y) the vesting of other non-performance based award granted as part of any Annual Equity Grant or Challenge Grant or otherwise shall be accelerated and such awards shall be settled in accordance with the applicable award agreements; plus (z) Health Benefits Continuation ((t), (u), (v), (w), (x), (y) and (z) hereinafter, the “Severance Benefits”). For the purposes of this Agreement, the “Severance Period” shall be a period of thirty (30) months commencing on the termination of the Executive’s employment.
(ii)If the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause, the Executive shall continue to earn and be paid in respect of each of the outstanding PSUs (or other performance based awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise, if and to the extent the performance metrics are or have been satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The earned PSUs (or other performance based awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise, if any, shall be paid no later than March 15 of the year following the last year of the applicable performance period or, if later with respect to any such awards for which the performance period ended prior to the date of termination, within five (5) days after the date of termination.
(iii)The Executive shall have “Good Reason” as a result of::
(1)reduction of Executive’s Base Salary;
(2)material reduction in the amount of the Annual Bonus which Executive is eligible to earn;
(3)reduction in the target equity value of an Annual Equity Grant to the Executive from the target equity value of the Annual Equity Grant for the prior year;
(4)relocation of Executive’s primary office at the Company to a facility or location that is not Greater London, England or metropolitan Denver, Colorado without the prior written consent of the Executive;
(5)a material and adverse change to the Executive’s position, title, duties, authority reporting requirements, or responsibilities; including, without limitation, the Executive (A) no longer being the chief executive officer of a publicly traded entity or (B) being the chief executive officer of an entity that is the subsidiary of another entity (and not also the chief executive officer of the ultimate parent entity); it being agreed by the Parties that a spin-off of the Company’s Dutch business is not a material and adverse change;
(6)the Executive ceasing to be a member of the Executive Committee of the Board (or of a successor committee of the Board that has similar powers and responsibilities), unless the Executive is no longer a member of the Board or there is no longer an Executive Committee of the Board (or a successor committee of the Board with similar powers and responsibilities);
(7)the Company’s delivery to the Executive of a notice of intent not to renew the then Initial Term or the Renewal Term, as applicable, pursuant to Paragraph 2;
(8)the Board’s failure to re-nominate the Executive to serve on the Board, the Company removing the Executive from the Board or the failure to re-elect the Executive to the Board;
(9)following a Change in Control, the Executive’s target total direct compensation (including cash and equity incentive opportunities) is not increased such that it is at or above the 75th percentile for chief executive officers at peer companies of the successor entity (based on the peer group used by such successor entity following consummation of the Change in Control) or, if no such peer group has been determined, at or above the 75th percentile for chief executive officers of companies of comparable size and industry; provided that in no event shall such target total direct compensation be less than the 75th percentile for chief executive officers of the comparator group set forth in Liberty Global Parent’s most recently filed annual proxy statement prior to the date of the consummation of the Change in Control; or
(10)a material breach of this Agreement.
The Executive’s employment shall not be terminated for Good Reason under this subparagraph (c) unless the Executive notifies the Board in writing, within ninety (90) days of the event or last event giving rise to the alleged Good Reason, of his intention to terminate his employment for Good Reason, describes with reasonable specificity the circumstances giving rise thereto, and (provided such circumstances are susceptible of being cured) provides the Company or Liberty Global Parent, as the case may be, a period of at least twenty (20) business days to cure, and the Company or Liberty Global Parent, as the case may be, has failed to effect such a cure within such period and the Executive then resigns within thirty (30) business days following the end of the cure period.
(d)Disability. If not terminated earlier, the Executive’s employment under this Agreement and the Employment Period shall terminate upon the date specified in a written notice from the Board of Directors terminating the Executive’s employment for Disability. In the event of the Executive’s Disability, the Company shall pay to the Executive (i) the Accrued Benefits; plus (ii) a Pro-Rata Bonus, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (iii) the vesting and exercisability of any options or SARs shall be accelerated and all vested options and SARs granted under this Agreement or otherwise shall remain outstanding until the earlier of the fourth anniversary of the date of termination of employment and the expiration of the option or SAR, as applicable, by its original terms; plus (iv) the vesting of any other non-performance based award granted as part of any Annual Equity Grant or Challenge Grant or otherwise shall be accelerated and such awards shall be settled in accordance with the applicable award agreements; plus (y) the vesting and settlement of any PSUs (or other performance based awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise which have been earned in respect of any performance period ending prior to the date of termination; plus (vi) Health Benefits Continuation. If the Executive’s employment is terminated as a result of Disability prior to the last day of the performance period for any PSUs (or other performance based awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise, then the Executive shall be entitled to a pro-rata portion of such PSUs (or other awards), based upon actual performance through the end of the year during which the termination of employment occurs, with the number of PSUs (or other awards) earned, if any, to be prorated based on the number of days during the applicable performance period that the Executive was employed by the Company divided by the total number of days in such performance period. The achievement of the pre-determined metrics for the PSUs (or other awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise will be determined by the Compensation Committee at the end of the year during which the Executive’s employment terminated, and the earned PSUs (or other awards) granted as part of any Annual Equity Grant or Challenge Grant or otherwise, after proration as described in the prior sentence, shall be paid no later than March 15 of the year following the year during which the Executive’s employment terminated. For purposes of this Agreement, the Executive shall be deemed to have a “Disability” if the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as supported by a written opinion of a physician and determined by the Company.
(e)Termination by the Executive Without Good Reason. If not terminated earlier, the Executive’s employment under this Agreement and the Employment Period shall terminate upon the date the Executive retires, resigns or otherwise terminates his employment under this Agreement other than for Good Reason or on account of Executive’s death. In the event the Executive terminates his employment other than for Good Reason or on account of Executive’s death, the Executive shall be entitled only to the Accrued Benefits and the Executive shall not be entitled to any other amounts under this Agreement.
(f)Change in Control. In the event the Executive’s employment is terminated other than for Cause (which for the purposes of this subparagraph 9(f) shall be limited to clause (iii) of the definition of Cause set forth in subparagraph 9(b) or for Good Reason (pursuant to subparagraph 9(c)) within thirteen (13) months following a Change in Control, then the Executive shall be treated as if his employment was terminated pursuant to subparagraph 9(c) except that (x) the Severance Period shall be thirty-six (36) months; and (y) the outstanding PSUs (or other performance based awards)

granted pursuant to this Agreement or otherwise shall vest (with performance deemed at the maximum level which shall not exceed 150% or, if greater, the expected vesting percent at which accruals for the applicable award were made most recently prior to the Change in Control) regardless of actual performance for awards for which the performance period has not expired) and shall be settled in accordance with the applicable award agreement. For the purposes of this Agreement, “Change in Control” shall mean (A) an Approved Transaction; (B) a Control Purchase; or (C) a Board Change, each as defined in the Incentive Plan as in effect on the date hereof. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under Section 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation 1.409A-3(i)(5).
(g)Following the termination of the Employment Period and the Executive’s employment under this Agreement, no Company Entity will have any further liability to the Executive hereunder and no further payments will be made to him, except as provided in subparagraphs (a) through (f) above. On or following the date of termination of the Executive’s employment pursuant to subparagraph (c), (d) or (f) above, in consideration of the payments to be made to the Executive pursuant to such subparagraph (other than the Accrued Benefits) and as a condition to the payment thereof, the Executive agrees to execute a release of any claims against the Company Entities, their respective employees, officers, directors, members, shareholders, affiliates and subsidiaries arising out of, in connection with or relating to the Executive’s employment with or termination of employment from the Company including any claims under the terms of this Agreement and including a release of claims under the Age Discrimination in Employment Act, in substantially the form attached hereto as Exhibit A. The release must become irrevocable within sixty (60) calendar days after termination. Payment of any “409A Payment” (as defined in subparagraph 12(a)) shall be made as provided in subparagraph (c), (d) or (f), as modified by subparagraph 12(a), but, in any event, not before the first business day of the year subsequent to the year in which occurs the date of termination if the sixty (60) calendar day period specified above ends in the calendar year subsequent to such date of termination.
10.Restrictive Covenants.
(a)Exclusive Services. The Executive shall during the Employment Period, except during vacation periods, periods of illness and the like, devote substantially all of his business time and attention to his duties and responsibilities for the Company Entities and the Material Joint Ventures. During the Executive’s employment with the Company, the Executive shall not engage in any other business activity that would materially interfere with his responsibilities or the performance of his duties under this Agreement, provided that the Executive may sit on the boards of directors of other entities (and earn compensation relating to such service as a director) and (i) engage in civic and charitable activities and (ii) manage personal investments and affairs, in each case so long as such other activities do not materially interfere with the performance of his duties hereunder.
(b)Non-Solicitation, Non-Interference and Non-Competition. As a means to protect the Company Entities’ legitimate business interests including protection of the “Confidential Information” (as defined in subparagraph 10(c)) of the Company (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 10 would necessarily involve the use of Confidential Information), during the “Restricted Period” (as defined below), the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity:
(i)solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six (6) months was employed by) the Company (or a Company Entity) or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to the Company (or a Company Entity), provided the prohibition in this clause (i) shall not apply to the Executive’s Executive Assistant. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for the Company (or a Company Entity); or
(ii)(x) solicit or encourage any person or entity who is or, within the prior six (6) months, was a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) during the Employment Period to discontinue such person’s or entity’s business relationship with the Company (or a Company Entity); or (y) discourage any prospective customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) from becoming a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity); provided that the restrictions of this clause (ii) shall apply only to customers, producers, advertisers, distributors or suppliers of the Company or any Company Entity with which the Executive had personal contact, or for whom the Executive had some responsibility in the performance of the Executive’s duties during the Employment Period; or
(iii)hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a Competitive Business. For the purposes of this Agreement, a “Competitive Business” shall be any entity that directly or through subsidiaries in which it has a controlling interest operates a cable, mobile telephony, satellite or broadband communications system that is in direct competition with the Company, any Company Entity or any Material Joint Venture in any country or other geographic market in which the Company, any Company Entity or any Material Joint Venture has a market share in excess of 35% or owns a controlling interest in an entity that has a market share in excess of 35%.
(iv)The “Restricted Period” shall begin on the Effective Date and shall expire on the second anniversary of the Executive’s termination of employment with the

Company; provided that if the Executive’s employment has terminated pursuant to subparagraph 9(c) or 9(f), then the Executive may elect to forego all cash Severance Benefits which would be paid more than one (1) year after the Executive’s termination of employment under this Agreement, in which event the Restricted Period shall be limited to one (1) year after the Executive’s termination of employment under this Agreement.
(v)Notwithstanding clauses (iii) and (iv) above, the Executive may own, directly or indirectly, an aggregate of not more than ten percent (10%) of the outstanding shares or other equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity.
(c)Confidential Information.
(i)No Disclosure. Executive shall not, at any time (whether during or after the Employment Period) (x) retain or use for the benefit, purposes or account of himself or any other person or entity, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company or any Company Entity (other than their respective shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company, any Company Entity, any Material Joint Venture and/or any third party that has disclosed or provided any of the same to the Company on a confidential basis (“Confidential Information”) without the prior authorization of the Board. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this Agreement; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to the Executive by the Company (or a Company Entity), or (C) made available to the Executive by a third party who, to the best of the Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company (or a Company Entity) or another person or entity. The Executive shall handle Confidential Information in accordance with the applicable federal securities laws.
(ii)Permitted Disclosures. Notwithstanding the provisions of the immediately preceding clause (i), nothing in this Agreement shall preclude the Executive from (x) using any Confidential Information in any manner reasonably connected to the conduct of any of the Company Entities’ businesses; or (y) disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject), provided that the Executive gives the Company prompt notice of such request(s), to the extent practicable, so that the Company or any Company Entity may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by the Company or any Company Entity, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against the Company or any Company Entity or the Executive.
(iii)Return All Materials. Upon termination of the Executive’s employment for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company (or a Company Entity), (y) immediately destroy, delete, or return to the Company (at the Company’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, smartphone, laptop or other computer, whether or not such computer is Company property) that contain Confidential Information or otherwise relate to the business of the Company Entities, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware; provided that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.
(d)Reasonableness of Covenants. The Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 10 are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company Entities. The Executive acknowledges that all of the restrictions in this Paragraph 10 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 10 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and any of the Company Entities. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company or any Company Entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the

Company of the covenants and restrictions in this Paragraph 10. The Executive agrees that the restrictive covenants contained in this Paragraph 10 are a material part of the Executive’s obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Restricted Period referenced above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of the subparagraphs above in any respect, so that the Executive is restricted from engaging in the activities prohibited by the subparagraphs for the full period.
(e)No Other Post-Employment Restrictions. There shall be no contractual, or similar, restrictions on the Executive’s right to terminate his employment under this Agreement, or on his post-employment activities, other than as expressly set forth in this Agreement.
11.Intangible Property. The Executive will not at any time during or after the Employment Period have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by the Company or Company Entities, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Company or Company Entities now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks and copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States). The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith, provided however that the Company shall reimburse the Executive for reasonable expenses related thereto.
12.Miscellaneous.
(a)409A Limitations. To the extent that any payment to the Executive constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), and such payment is triggered by the Executive’s termination of employment for any reason other than death, then such 409A Payment shall not commence unless and until the Executive has experienced a “separation from service,” as defined in Treasury Regulation 1.409A-1(h) (“Separation from Service”). Furthermore, if on the date of the Executive’s Separation from Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(h), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one (1) lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Agreement. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “paid within sixty (60) days”) following the Executive’s termination of employment, such payment shall commence following the Executive’s Separation from Service and the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A, each of the following shall apply: (x) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive; (y) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year; and (z) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(b)Equity Awards. If there is any discrepancy between the terms set forth herein for any equity awards promised to be awarded to the Executive under this Agreement, and the terms of the award agreements memorializing such awards, then the terms of the equity awards as set forth in this Agreement shall control.
(c)Legal Fees. The Company agrees to pay as incurred (within thirty (30) business days following the Company’s receipt of an invoice from the Executive), all reasonable legal fees and expenses that the Executive incurs in connection with the negotiation and execution of this Agreement. In addition, the Company agrees to pay all reasonable legal (and similar consulting or accounting) fees and expenses that the Executive incurs in connection with or as a result of (i) his duties and responsibilities to the Company or any Company Entity under this Agreement or (ii) his shareholdings in Liberty Global Parent, in an amount up to Two Hundred Fifty Thousand ($250,000) for each calendar year during the Employment Period (the “Legal Costs”). The Executive may request such reimbursements by providing invoices in reasonable detail to the Liberty Global Parent’s General Counsel and his or her legal office. The Company agrees to pay the Legal Costs within ninety (90) days following the Company’s receipt of an invoice from the Executive.
(d)Indemnification. The Company Entities shall indemnify the Executive to the fullest extent permitted by applicable law and the Indemnification Agreement by and between the Executive and Liberty Global Parent in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, any Company Entity or any of its affiliates.

Expenses incurred by the Executive in defending any such claim, action, suit or proceeding shall accordingly be paid by the Company Entities or any of their affiliates, to the fullest extent permitted by applicable law, in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company Entities or any of their affiliates as authorized in this subparagraph 12(d). In addition, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, providing coverage to the Executive that is no less favorable to the Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other present or former senior executive or director of the Company Entities.
(e)Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties.
(f)Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of Liberty Global Parent, provided that the Company shall remain liable hereunder unless the assignee purchased all or substantially all of the assets of Liberty Global Parent. The Executive may not assign any of his duties under this Agreement.
(g)Mitigation/Offset. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to the Executive under this Agreement or otherwise on account of any claim the Company, any Company Entity or its affiliates may have against the Executive or any remuneration or other benefit earned or received by Executive after such termination.
(h)280G Matters
(i)Gross-Up Waiver. The Executive hereby waives all rights to any additional payments intended to make him whole for any taxes relating to “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as

amended (the “Code”)), including excise taxes imposed by Section 4999 of the Code and any related federal, state or local taxes (including any interest or penalties imposed with respect to such taxes) under any plans, agreements or arrangements, including the Performance Share Unit Agreements by and between the Executive and Liberty Global Parent.
(ii)Potential Reduction in Payments. The following shall apply with respect to all plans, agreements and arrangements applicable to the Executive and shall supersede any provisions in such plans, agreements or arrangements relating to the reduction of payments or benefits in connection with Section 280G and Section 4999 of the Code.
(1)(A) If the aggregate of all amounts and benefits due to the Executive under this Agreement or under any other arrangement with the Company, any Company Entity or any of its affiliates would, if received by the Executive in full and valued under Section 280G of the Code, constitute “parachute payments” as defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (B) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to three times the Executive’s “base amount” as defined in and under Section 280G of the Code, less $1.00, then (C) such 280G Benefits shall be reduced by reducing payments and benefits to the extent necessary so that the aggregate 280G Benefits received by the Executive will not constitute parachute payments with such reduction to occur in the following order: (w) any cash severance payments under subparagraph 9(f), (x) any cash payments under subparagraph 9(c)(ii) and 9(c)(iii), (y) any other cash payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time and (z) any accelerated vesting of outstanding share awards, with the vesting of any outstanding share awards for which the amount considered contingent on the change in ownership or control is determined in accordance with Treasury Regulation 1.280G-1, Q&A 24(c) to be reduced last in time. The determinations with respect to this subparagraph 12(h)(ii) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Executive and reasonably acceptable to the Company (as it exists prior to a Change in Control) for purposes of making the applicable determinations hereunder
(2)It is possible that after the determinations and selections made pursuant to this subparagraph 12(h)(ii), the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this subparagraph 12(h)(ii) (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined by the Auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this subparagraph 12(h)(ii) not been applied until the date of such payment.
(3)The Company agrees that, in connection with making determinations under this subparagraph 12(h)(ii), it shall instruct the Auditor to take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control in connection with making determinations with respect to Section 280G and/or Section 4999 of the Code, including the non-competition provisions applicable to the Executive under subparagraph 10(b) of this Agreement and any other non-competition provisions that may apply to the Executive, and the Company agrees to fully cooperate in the valuation of any such services, including any non-competition provisions.
(i)Liberty Global Parent. The Company is the employing party under the terms of this Agreement. Liberty Global Parent agrees to issue the shares of its capital stock as may be required under the terms of this Agreement. Liberty Global Parent agrees to take such steps as may be necessary to cause the Company Entities to comply with their respective obligations under this Agreement and should the Company fail to make a payment required hereunder, Liberty Global Parent shall make such payment.
(j)Governing Law; Dispute Resolution. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Colorado, without regard to its conflicts of law rules. Any dispute, controversy or claim, whether based on contract, tort or statute, between the Parties arising out of or relating to or in connection with this Agreement, or in any amendment, modification hereof (including, without limitation, any dispute, controversy or claim as to the validity, interpretation, enforceability or breach of this Agreement or any amendment or modification hereof, will be resolved in the state or federal courts located in the State of Colorado. The parties acknowledge that venue in such courts is proper and that those courts possess personal jurisdiction over them, to which the Parties’ consent. It is agreed that service of process may be effectuated pursuant to subparagraph 12(m) of this Agreement.

(k)Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements regarding the subject matter hereof, including the Prior Agreement. The Parties each acknowledge that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement.
(l)Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.
(m)Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three (3) business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to, or (iii) on the date transmitted by email transmission (with receipt confirmed by telephone and subsequently by mail as per (i) above), to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party hereto given in accordance herewith:
If to the Company:    c/o Liberty Global Ltd.
Attn: General Counsel
1550 Wewatta Street
Denver, CO 80202
Tel: 303-220-6600
With a copy to:    A&O Shearman LLP
599 Lexington Avenue
New York, NY 10022
Attn: Doreen E. Lilienfeld
Tel: 212-848-7171
If to the Executive:    Michael T. Fries
At the home address then on file with the Company
With a copy to:    Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

Attn: Donald P. Carleen
New York, NY 10004
Tel: 212-859-8202
(n)General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.
(o)No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(p)Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Employment Period and the Executive’s termination of employment with the Company for any reason.
(q)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Amended and Restated Employment Agreement has been executed and delivered by the Parties as of the dates indicated below, effective as of the Effective Date.

Michael T. Fries

/s/ MICHAEL T. FRIES                    Date: April 7, 2025

LIBERTY GLOBAL HOLDINGS LTD.

By: /s/ BRYAN H. HALL                    Date: April 7, 2025
Bryan H. Hall
Its: Secretary and General Counsel

LIBERTY GLOBAL, INC.

By: /s/ BRYAN H. HALL                    Date: April 7, 2025
Bryan H. Hall
Its: Secretary and General Counsel

ACKNOWLEDGED AND AGREED TO BY:
LIBERTY GLOBAL LTD.

By: /s/ BRYAN H. HALL                    Date: April 7, 2025
Bryan H. Hall
Its: Secretary and General Counsel

Second Amended and Restated Employment Agreement Signature Page

Exhibit A

Waiver and Release Agreement
Exhibit A-1

WAIVER AND RELEASE AGREEMENT
I, Michael T. Fries, do freely and voluntarily enter into this WAIVER AND RELEASE AGREEMENT (this “Agreement”), intending to be legally bound, according to the terms set forth below. I acknowledge that my employment with any and all of Liberty Global Holdings Ltd, Liberty Global, Inc. (collectively, the “Company”), and their affiliates (together with the Company, the “Employer”) has been terminated as of ____________________ (the “Termination Date”).
I acknowledge that my Employer has agreed to provide me certain benefits (the “Benefits”) pursuant to Paragraph 9(__) of my second amended and restated employment agreement with the Company, effective as of [ ● ], 2025 (the “Employment Agreement”). Such Benefits shall be provided in accordance with the terms and conditions of the Employment Agreement.
I understand that the Company will not deduct from the Benefits any employee contributions to the Liberty Global, Inc. 401(k) Savings and Stock Ownership Plan (the “Plan”).
For this valuable consideration, I hereby agree and state as follows:
1.    I, individually and on behalf of my successors, heirs and assigns, release, waive and discharge Employer, and any of its parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, officers, shareholders, employees, and assigns (hereinafter, “Released Parties”), from any and all causes of action, claims, charges, demands, losses, damages, costs, attorneys’ fees and liabilities of any kind that I may have or claim to have relating to my employment relationship with the Employer, including my service as a director of the Liberty Global Ltd., a Bermuda company (“Liberty Global Parent”), or the termination thereof, relating to or arising out of any act of commission or omission from the beginning of time through the date of my execution of this Agreement; provided, however, nothing contained herein shall release any claim I may have: (i) for indemnification under Liberty Global Parent or any affiliates’ constituent documents or any other agreement that I have with any of the Released Parties; (ii) for unemployment compensation benefits; (iii) to enforce the obligations of Employer set forth in the Employment Agreement; (iv) to vested amounts held in my name in accordance with the conditions and terms of any plan, program or arrangement sponsored or maintained by any of the Released Parties, including, without limitation the Plan and any nonqualified deferred compensation plan; (v) to outstanding equity awards granted to me (collectively, the “Grants”), which shall be subject to the terms and conditions of the applicable incentive plan and the agreement evidencing the respective Grant, as modified by the Employment Agreement; (vi) to benefits under any employee benefit plan maintained or sponsored by any of the Released Parties, including health care continuation under COBRA; (vii) to rights as a shareholder of Liberty Global Parent; or (viii) to rights under my letter agreement with the Malone LG 2013 Charitable Remainder Unitrust, dated as of February 13, 2014.
Exhibit A-2

2.    This release includes, but is not limited to, the following claims, and shall apply to claims made in the United States, and/or the United Kingdom where such a claim can be made in the United Kingdom:
a.    Claims under federal, state, local or foreign laws prohibiting age, sex, race, national origin, disability, religion, sexual orientation, marital status, retaliation, or any other form of discrimination, or mistreatment, such as, but not limited to, the Age Discrimination in Employment Act, (29 U.S.C. §621 et seq), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. §1981, §1985, §1986, the Americans with Disabilities Act, and the National Labor Relations Act, as amended, 29 U.S.C. §151, et seq;
b.    Intentional or negligent infliction of emotional distress, defamation, invasion of privacy, and other tort claims;
c.    Breach of express or implied contract claims;
d.    Promissory estoppel claims;
e.    Retaliatory discharge claims;
f.    Wrongful discharge claims;
g.    Breach of any express or implied covenant of good faith and fair dealing;
h.    Constructive discharge;
i.    Claims arising out of or related to any applicable federal, state or foreign constitutions;
j.    Claims for compensation, including without limitation, any wages, bonus payments, on call pay, overtime pay, commissions, and any other claim pertaining to local, state, federal or foreign wage and hour or other compensation laws, such as, but not limited to, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq, and the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.;
k.    Fraud, misrepresentation, and/or fraudulent inducement;
l.    Claims made under or pursuant to any severance plan or program maintained by any of the Released Parties;
m.    Claims of breach of any data privacy or similar laws in connection with the handling or investigation of any whistleblower complaints or any other investigation by Employer or its representatives; and
Exhibit A-3

n.    Other legal and equitable claims regarding my employment or the termination of my employment, other than as set forth herein.
3.    I hereby warrant and represent that I have not filed or caused to be filed any charge or claim against any Released Party with any administrative agency, court of law or other tribunal. I agree that I am not entitled to any remedy or relief if I were to pursue any such claim, complaint or charge except to the extent that such right to relief is protected by applicable law.
4.    I hereby acknowledge that I am age forty (40) or older.
5.    BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT EMPLOYER HAS ADVISED ME TO DISCUSS THIS WAIVER AND RELEASE AGREEMENT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. I acknowledge and agree that the Released Parties are not responsible for any of my costs, expenses, and attorney’s fees, if any, incurred in connection with any claim or the review and signing of this Agreement.
6.    I acknowledge and state that I have been given a period of at least twenty-one (21) days in which to consider the terms of this Agreement.
7.    I understand that I have the right to revoke this Agreement at any time within seven (7) days after signing it, by providing written notice to the Company, Attn. General Counsel at 1550 Wewatta Street, Denver CO 80202, and this Agreement is not effective or enforceable until the seven (7) day revocation period has expired. In the event I revoke this Agreement, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of this Agreement will result in this Agreement being permanent and irrevocable.
8.    I agree that this Agreement is a compromise of claims and charges and/or potential claims and charges which are or may be in dispute, and that this Agreement does not constitute an admission of liability or an admission against interest of any Released Party.
9.    This Agreement is made and is effective as of the date first written below.
10.    This Agreement becomes null and void and has no further force or effect if Employer does not receive the executed Agreement by 5:00 p.m., Mountain Time, __________, 20___.

Exhibit A-4

IN WITNESS WHEREOF, I have placed my signature this ____ day of _________, 20___.
EXECUTIVE:

Michael T. Fries    __________________

Signature Page to Waiver and Release Agreement